                                                                    EXHIBIT 8(h)

Providian Corporation                                           [Providian LOGO]
400 West Market Street
Post Office Box 32830
Louisville, Kentucky 40232

502-560-2000



April 14, 1997

Ms. Catherine Newell
Legal Counsel
DFA Investment Dimensions Group Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

Re: Participation agreement dated November 15, 1996 (the "Participation Agreement") among First Providian Life and Health Insurance Company ("Company"), DFA Investment Dimensions Group Inc. ("Fund"), Dimensional Fund Advisors Inc. ("Advisor"), and DFA Securities Inc. ("DFAS"), collectively the "Parties"

Dear Catherine:

Because of a typographical error, the Participation Agreement that the Parties concluded in November 1996 misstates one of the time periods in its Section 8.1. We would like to take this opportunity to correct that time period by amending and restating Section 8.1 in its entirety using the language immediately following:

     8.1 The initial term of this Agreement shall be from November 15, 1996 through November 14, 1999. Unless terminated upon thirty (30) days' prior written notice to the other Party, this Agreement shall thereafter automatically renew from year to year, provided that any Party may terminate this Agreement without cause following the initial term upon sixty (60) days' advance written notice to the other.

In all other respects, the Parties affirm and ratify the terms, conditions, and covenants of the Participation Agreement.

Ms. Catherine Newell
April 14, 1997
Page 2


If the foregoing is acceptable, please cause the parties listed below to acknowledge their consent to the amendment set forth above by executing and returning a copy of this Letter Agreement to the attention of Mr. John Fendig.

Sincerely,

/s/ Michael Lane

Michael Lane
Second Vice President
First Providian Life and Health Insurance Company


Acknowledged and agreed this 21th day of April 1997.

DFA Investment Dimensions Group Inc.
Dimensional Fund Advisors Inc.
DFA Securities Inc.


By:  /s/ Irene R. Diamant
     -------------------------------

Name:  Irene R. Diamant
       -----------------------------

Title:  Vice President and Secretary
        ----------------------------